As filed with the Securities and Exchange Commission on March 30, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

McCormick & Company, Incorporated

(Exact name of registrant as specified in its charter)

Maryland	52-0408290
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

24 Schilling Road, Suite 1 Hunt Valley, Maryland	21031
(Name and address of agent for service)	(Zip code)

McCormick & Company, Incorporated 2022 Omnibus Incentive Plan

(Full title of the plan)

Jeffery D. Schwartz

Vice President, General Counsel & Secretary

McCormick & Company, Incorporated

24 Schilling Road, Suite 1

Hunt Valley, Maryland 21031

(Name and address of agent for service)

(410) 771-7301

(Telephone number, including area code, of agent for service)

Copies to:

Alan L. Dye

C. Alex Bahn

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

PART I

INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the McCormick & Company, Incorporated 2022 Omnibus Incentive Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” into this registration statement information contained in the documents we file with them, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the date of this registration statement until the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold, or which deregisters all securities remaining unsold (in no event, however, will any of the information that we disclose under Items 2.02 and 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Commission be incorporated by reference into, or otherwise included in, this registration statement):

(a)

our Annual Report on  Form 10-K for the year ended November 30, 2021 (including the portions of our definitive proxy statement for our 2022 annual meeting of stockholders incorporated by reference therein);

(b)	our Quarterly Report on Form 10-Q, for the quarterly period ended February 28, 2022; and

(c)

our description of the Common Stock contained in our registration statement on Form 8-A dated August 30, 2001, and any amendment or report filed with the Commission for the purpose of updating such description.

Item 4.	Description of Securities

(a) Common Stock.

Not applicable (the Common Stock is registered under Section 12 of the Exchange Act).

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our by-laws require us to indemnify our directors and officers (and permit us to indemnify certain other parties) to the fullest extent permitted from time to time by Maryland law.

The Maryland General Corporation Law requires a Maryland corporation to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity (unless its charter provides otherwise, which our charter does not). The Maryland General Corporation Law also permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification (and then only for expenses). In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking (that may be unsecured but must be an unlimited general obligation) by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We also maintain for the benefit of our directors and officers insurance covering certain liabilities asserted against or incurred by such persons in their capacity as, or as a result of their position as, director or officer. This insurance may afford protection for liabilities not subject to indemnification under our by-laws and the Maryland General Corporation Law.

Additionally, we entered into indemnification agreements with each of our directors and executive officers, utilizing the standard form of indemnification agreement approved by the board of directors. The indemnification agreements require us to indemnify a director or an executive officer and to advance expenses on behalf of such director or executive officer to the fullest extent permitted by applicable law and establish the procedures by which a director or an executive officer may request and receive indemnification. The agreements are in addition to other rights to which a director may be entitled under our charter, by-laws, and applicable law.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Description of Document

4.1	McCormick & Company, Incorporated 2022 Omnibus Incentive Plan (incorporated by reference to the identical document filed as Exhibit A of the registrant’s Schedule 14A, File No. 001-14920, as filed with the Securities and Exchange Commission on February 17, 2022).

5.1	Opinion of Hogan Lovells US LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

107	Filing Fee Table.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section

15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Baltimore, State of Maryland, on the 30th day of March, 2022.

MCCORMICK & COMPANY, INCORPORATED

By:	/s/ Lawrence E. Kurzius
Lawrence E. Kurzius Chairman, President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 30th day of March, 2022.

Signature	Title

/s/ Lawrence E. Kurzius	Chairman, President, Chief Executive Officer and Director
Lawrence E. Kurzius	(Principal Executive Officer)

/s/ Michael R. Smith	Executive Vice President and Chief Financial Officer
Michael R. Smith	(Principal Financial Officer)

/s/ Gregory P. Repas	Vice President and Controller
Gregory P. Repas	(Principal Accounting Officer)

A majority of the Board of Directors:

Anne L. Bramman, Michael A. Conway, Freeman A. Hrabowski, III, Patricia Little, Michael D. Mangan, Maritza G. Montiel, Margaret M.V. Preston, Gary M. Rodkin, Jacques Tapiero, and W. Anthony Vernon.

By:	/s/ Jeffery D. Schwartz
Jeffery D. Schwartz Attorney-in-Fact